                                                                   EXHIBIT 10.30

                          ARS-ATS SEPARATION AGREEMENT
                          ----------------------------


     Agreement dated as of June 4, 1998 by and among American Radio Systems Corporation, a Delaware corporation ("American"), American Tower Systems Corporation, a Delaware corporation ("American Tower") and CBS Corporation (formerly Westinghouse Electric Corporation), a Pennsylvania corporation ("CBS").

                              W I T N E S S E T H:

     WHEREAS, American, CBS and R Acquisition Corp., a Delaware corporation ("CBS Subsidiary"), are parties to an Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1997, as amended (the "Merger Agreement"), pursuant to which CBS Subsidiary will merge (the "Merger") with and into American and American shall be the surviving corporation; and

     WHEREAS, (i) CBS was not willing to enter into the Merger Agreement without assurances that the aggregate amount to be paid by CBS for the radio business of American, including without limitation the Cash Consideration, the aggregate principal amount of debt of American that would remain outstanding after giving effect to the Tower Separation, the aggregate liquidation preference of all preferred stock (other than the American Convertible Preferred Stock), and the tax liability of American with respect to the Tower Separation, would not exceed $2.6 billion; (ii) American would not have been willing to enter into a Merger Agreement that would have provided for a direct adjustment in the Cash Consideration or the escrow of a portion of the Cash Consideration in order to satisfy that the purchase price to be paid by CBS, as aforesaid, would not exceed $2.6 billion; and (iii) CBS and American agreed in the Merger Agreement that American Tower would assume and pay the tax liability of American with respect to the Tower Separation and pay certain purchase price adjustments in respect of working capital and other items, and American Tower intended such assumption and such payments to be on behalf of its stockholders who formerly owned stock or options to acquire stock of American; and

     WHEREAS, the Merger Agreement provides that, prior to the Closing, American and American Tower shall enter into an agreement and other documentation approved by CBS (which approval shall not be unreasonably withheld, delayed or conditioned) to effect the delivery of the Tower Common Stock as part of the Tower Merger Consideration or the Merger Consideration, as the case may be (the "Tower Separation") and to implement American Tower's assumption of the tax liability and other purchase price adjustments of American with respect to the Tower Separation; and

     WHEREAS, the Merger Agreement provides for the entry by CBS, American and American Tower into an agreement on substantially the terms hereinafter set forth providing for the Tower Separation; and

     WHEREAS, the respective Boards of Directors of American and American Tower have approved, and CBS has approved, this Agreement;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

                                   ARTICLE 1

                                 DEFINED TERMS

          As used herein, unless the context otherwise requires, the terms defined in Appendix A to the Merger Agreement when used in this Agreement without definition shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement or Appendix A to the Merger Agreement shall have such meanings when used in each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof.

          "American Indemnitees" shall mean American, each Affiliate of
           --------------------
American, including any of its direct or indirect Subsidiaries, each of their directors, officers or employees and each of the heirs, executors, successors and assigns of any of the foregoing, other than the American Tower Indemnitees.

          "American Tax Group"" shall mean American and those of its
           ------------------
Subsidiaries as are included from time to time in the consolidated Federal income tax returns of American.

          "American Tower Indemnitees" shall mean the Tower Subsidiaries, each
           --------------------------
of their Affiliates, each of their directors, officers or employees and each of the heirs, executors, successors and assigns of any of the foregoing, other than the American Indemnitees.

          "CBS Indemnitees" shall mean CBS, each Affiliate of CBS, including any
           ---------------
of its direct or indirect Subsidiaries (including, after the Effective Time, the American Indemnitees), each of their directors, officers or employees and each of the heirs, executors, successors and assigns of any of the foregoing.

          "Indemnifiable Losses" shall mean, subject to Section 3.4, all losses
           --------------------
(including, without limitation, losses of benefits), liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from Third Party Claims (as defined in Section 3.3(a)), including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnitee's rights hereunder, suffered or incurred by an Indemnitee.

          "Indemnitee" shall mean any of the CBS Indemnitees, the American
           ----------
Indemnitees or the American Tower Indemnitees who or which may seek indemnification under this Agreement.


                                   ARTICLE 2

                                TOWER SEPARATION

          Subject to the terms and conditions hereof, American, American Tower and CBS shall cause the Tower Separation to be consummated at the earlier to occur of the Tower Merger Effective Time and the Effective Time. The date on which the Tower Separation is so consummated is herein referred to as the "Separation Closing Date".

                                   ARTICLE 3

                            INDEMNIFICATION MATTERS

          3.1  American Tower Indemnification.  American Tower shall indemnify,
               ------------------------------
defend and hold the CBS Indemnitees or the American Indemnitees harmless from and against any Indemnifiable Loss to which the CBS Indemnitees and the American Indemnitees may be or become subject that relate to or arise from:

          (a) the assets, business, operations, debts or liabilities of American Tower Mergercorp or the Tower Subsidiaries (other than, in the case of the Tower Subsidiaries, Tax liabilities governed by Article 4) whether arising prior to, concurrent with or after the Merger, including, without limitation, the assets (or debts or liabilities associated therewith) to be transferred to American Tower pursuant to the provisions of Article 11;

          (b) liabilities (i) in connection with the distribution of the shares of Tower Common Stock as part of the Tower Merger Consideration or the Merger Consideration, as the case may be, (ii) relating to or arising from any agreement, arrangement or understanding (other than the Merger Agreement and the Collateral Documents, except as otherwise expressly set forth therein) entered into by American, American Tower Mergercorp or any of the Tower Subsidiaries (x) for the benefit of any of the Tower Subsidiaries, (y) in contemplation of the Tower Separation, or (z) with respect to the sale, assignment, transfer or other disposition of shares of Tower Common Stock, (iii) relating to or arising from any untrue statement or alleged untrue statements of a material fact contained in the Information Statement, any Registration Statement or in any document filed or required to be filed, or any document delivered to any security holder of American, in connection with the Merger or the Tower Separation (or in any document containing information relating thereto), or in any document filed or required to be filed by American, American Tower Mergercorp or any of the Tower Subsidiaries in connection with the preceding clause (ii) (or in any document containing information relating thereto), or, in any such case, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to information provided by or relating solely to American (excluding American Tower Mergercorp and the Tower Subsidiaries) which is contained in or expressly consistent with (x) the Filed American SEC Documents, (y) the American September 10-Q or (z) any information (not relating to the Merger, the Tower Separation, the Tower Subsidiaries, the preceding clause (ii), the Merger Agreement, the Collateral Documents or the obligations thereunder) contained in (I) the Annual Report on Form 10-K of American for the fiscal year ended December 31, 1997, (II) the Convertible Registration Statement as of the Effective Time (including the Prospectus to be filed pursuant to Rule 424 under the Securities Act containing the Quarterly Report on Form 10-Q for the three months ended March 31, 1998), and (III) any document furnished by American to American Tower for inclusion in the Convertible Registration Statement following the Effective Time (and American hereby agrees to furnish, upon request, to American Tower any such information required by Applicable Law in connection with maintaining the effectiveness of the Convertible Registration Statement for so long as such effectiveness is required pursuant to Article 5 hereof) (the documents referred to in clauses (x) and
     (y) and this clause (z) being collectively referred to as the "American Included SEC Information"), or (iv) in connection with any action or omission of any Tower Employee listed on Schedule B hereto for the benefit of, including without limitation in furtherance of the business of, any of the Tower Subsidiaries or in connection with or incident to such employee's duties and responsibilities as a Tower Employee;

          (c) any economic impact related to or arising from the failure to obtain any Governmental Authorizations, Private Authorizations or other third party consents, or to make any Governmental Filings, necessary to consummate the Tower Separation;

          (d) the rental and related expenses for the relevant portion of the leased premises located at 116 Huntington Avenue, Boston, Massachusetts referred to in Section 6.3, in the event of the failure to obtain the landlord's consent to the assignment of the obligations relating to, or sublease of, such relevant portion of such premises; and

          (e) any actual or alleged defect in title to any of the assets listed in Section 6.17 of the American Disclosure Schedule that were owned in fee by American (the "Tower Fee Sites") that are attributable to American as a result of the conveyance of the Tower Fee Sites or the granting of special warranty deeds by American to American Tower with respect to the Tower Fee Sites. In addition to, and not in derogation of the foregoing, American Tower shall be responsible to take all necessary actions (including without limitation to commencing and/or defending legal actions) and bear all costs and expenses necessary to clear any defect in title to any Tower Fee Site for which American is responsible as the result of the conveyance of the Tower Fee Sites and the granting of such special warranty deeds by American to American Tower.

At the earlier to occur of the Tower Merger Effective Time and the Effective Time, American Tower hereby agrees to assume all liabilities (the "Assumed Liabilities") with respect to which American Tower has agreed to indemnify and hold harmless American pursuant to the provisions of this Section 3.1, Article 4 and Section 9.1.

     3.2  American Indemnification.  Following the Effective Time, American
          ------------------------
shall indemnify, defend and hold the American Tower Indemnitees harmless from and against any Indemnifiable Loss (other than, in the case of the Tower Subsidiaries, the Assumed Liabilities) to which the American Tower Indemnitees may be or become subject that (i) relate to or arise from the assets, business, operations, debts or liabilities of American or its Subsidiaries (other than the Tower Subsidiaries) whether arising prior to, concurrent with or after the Merger, (ii) arise from any action taken by any Tower Employee in the ordinary course of business during the period, if any, from the Tower Merger Effective Time to the Effective Time for the purpose of providing management services to American pursuant to Section 9.1, or (iii) relate to or arise from the American Included SEC Documents.

     3.3  Procedures Relating to Indemnification.
          ---------------------------------------

     (a) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person who is not an Indemnitee against such Indemnitee (a "Third Party Claim"), such Indemnitee must notify the party who may become obligated to provide indemnification hereunder (the "indemnifying party") in writing, and in reasonable detail, of the Third Party Claim reasonably promptly, and in any event within fifteen business days after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure; provided further, however, that with respect to any matter for which American Tower is the indemnifying party, American Tower shall be deemed to have received notice with respect to all matters by or against American or any Subsidiary of American that arose prior to, or were otherwise pending at, the earlier to occur of the Tower Merger Effective Time and the Effective Time. After any required notification (if applicable), the Indemnitee shall deliver to the indemnifying party, promptly after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

     (b) If a Third Party Claim is made against an Indemnitee, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of the indemnifying party) with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnitee. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the Indemnitee for any legal fees or expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the indemnifying party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense; provided, however, that the Indemnitee may employ separate counsel (the reasonable fees and expenses of which shall be paid by the indemnifying party) if the named parties in any Third Party Claim (including any impleaded parties) include both the Indemnitee and the indemnifying party and the Indemnitee shall have been advised in writing by its outside counsel that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct due to differing interests between them. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the indemnifying party has not assumed the defense thereof.

     Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its outside counsel, (i) cannot be separated from any related claim for money damages, and (ii) is, in the reasonable business judgment of the Indemnitee, material to such Third Party Claim or otherwise material to the business of the Indemnitee; provided, however, that such right to assume the defense of any Third Party Claim by the Indemnitee shall not extend to any portion of the Third Party Claim that seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnifying party which the indemnifying party reasonably determines, after conferring with its outside counsel, is, in the reasonable business judgment of the indemnifying party, material to such Third Party Claim or otherwise material to the business of the indemnifying party. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. To the extent the indemnifying party is not entitled to assume the defense, in whole or in part, of any Third Party Claim, (i) the Indemnitee shall conduct the defense thereof to the extent so entitled, with counsel selected by the Indemnitee and reasonably satisfactory to the indemnifying party (which shall be liable for the reasonable fees and expenses of such counsel), and (ii) the indemnifying party will be entitled to participate in the defense thereof. The indemnification required by Section 3.1 or 3.2, as the case may be, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within fifteen business days of receipt by the indemnifying party of bills or actual notice that such Indemnifiable Loss has occurred, as the case may be. If the indemnifying party chooses to defend or prosecute a Third Party Claim, and to the extent the indemnifying party is not entitled to assume the defense of a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof, which cooperation shall include (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee's consent, the indemnifying party shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim. If the indemnifying party shall have assumed the defense of a Third

Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). To the extent that the Indemnitee is entitled to and elects to defend or prosecute any Third Party Claim, the Indemnitee shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the indemnifying party or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnifying party of a release from all liability with respect to such claim.

     (c) In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim, the Indemnitee shall deliver written notice of such claim with specific reference to this Section 3.3 with reasonable promptness to the indemnifying party. The failure by any Indemnitee so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the indemnifying party shall have been actually prejudiced by such failure. If the indemnifying party does not notify the Indemnitee within fifteen business days following its receipt of such notice that the indemnifying party disputes its liability with respect to such claim under Section 3.1 or 3.2, as the case may be, the claim shall be conclusively deemed a liability of the indemnifying party under Section 3.1 or 3.2, as the case may be, and the indemnifying party shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

     (d) The parties hereto agree that (i) notices and other communications made or delivered to American Tower shall also be deemed to have been made or delivered to all other American Tower Indemnitees, and all elections, selections of counsel, choices, agreements and consents made or delivered by American Tower shall be deemed to have also been made or delivered by the other applicable American Tower Indemnitees, and shall be binding thereon and (ii) notices and other communications made or delivered to CBS shall also be deemed to have been made or delivered to all other CBS Indemnitees and American Indemnitees, and all elections, selections of counsel, choices, agreements and consents made or delivered by CBS shall be deemed to have also been made or delivered by the other applicable CBS Indemnitees and American Indemnitees, and shall be binding thereon.

     3.4  Certain Limitations.
          --------------------

     (a) The amount of any Indemnifiable Losses shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such Indemnifiable Losses.

     (b) All indemnification payments under this Agreement shall be determined so as to keep the Indemnitee whole on an after-tax basis, i.e., taking into
                                                          ----
account the tax consequences to the Indemnitee of making a payment that is indemnified by another party under this Agreement or of receiving a payment under this Agreement as indemnification therefor. Any such tax consequences shall be determined by comparing the actual tax liability of the Indemnitee for any period taking into account any such payments to the amount that such tax liability would have been if the Indemnitee had not made or received such payments. Any payment made by American Tower with respect to indemnification payments under this Agreement shall be made to CBS in satisfaction of American Tower's assumption of American's tax liability and American Tower's agreement to pay certain purchase price adjustment items and American Tower's intention that such assumption and payment was on behalf of its stockholders who formerly were stockholders or optionees of American, and nothing in this Section 3.4(b) shall impair, restrict or otherwise qualify or affect in any way the obligations of the parties hereto set forth in Article 4 relating to the tax reporting for the Tower Separation. Any disagreement as to the amount of the actual tax liability of any Indemnitee shall be resolved in accordance with the arbitration procedure described in Section 4.3(b).

     3.5  Exclusivity Regarding Tax Matters.  Notwithstanding anything in this
          ----------------------------------
Agreement to the contrary, Section 3.4(b), this Section 3.5, Article 4, Section 10.1(g), Article 12 and Section 16.3 shall be the exclusive agreement among the parties with respect to the Tax matters dealt with therein, including indemnification in respect of Tax matters.


                                   ARTICLE 4

                                  TAX MATTERS

     4.1  Tax Sharing Agreement.  The tax sharing agreement among the Tower
          ---------------------
Subsidiaries and American and American's other Subsidiaries shall be terminated as of the earlier of (a) the effective date of the Merger, and (b) the date (the "Tower Deconsolidation Date") that the Tower Subsidiaries are no longer eligible to be included in the consolidated tax returns of American and its other Subsidiaries under Sections 1501 to 1504 of the Code and will have no further effect for any taxable year (whether the current year, a future year, or a past year). Each of American and American Tower hereby acknowledge that the Tower Deconsolidation Date occurred on January 22, 1998 and that the tax sharing agreement was terminated on such date.

     4.2  Allocation of Tax Liabilities; Deconsolidation
          ----------------------------------------------

     (a) American shall include the income of the Tower Subsidiaries (including any deferred income triggered into income by Reg. (S)1.1502-13 and Reg.
(S)1.1502-14 and any excess loss accounts taken into income under Reg.
(S)1.1502-19) on American's consolidated federal income Tax returns and consolidated or combined state and local income Tax returns to the extent such income is properly includible thereon for all periods through the Tower Deconsolidation Date, and pay any income Taxes attributable to such income. American Tower shall reimburse American for any such federal, state and local income Taxes payable by the American Tax Group attributable to such income, as determined on a separate company basis; provided, however, that American Tower shall have no reimbursement obligation if American has no income Tax liability on a consolidated basis as a result of a net operating loss or to the extent that the income of the Tower Subsidiaries is offset by a net operating loss under the principles of Section 4.2(d). The Tower Subsidiaries will furnish Tax information to American for inclusion in American's federal consolidated income Tax return for the period through the Tower Deconsolidation Date in accordance with American Tower's past custom and practice. The income of the Tower Subsidiaries will be apportioned to the period up to and including the Tower Deconsolidation Date and the period after the Tower Deconsolidation Date by closing the books of the Tower Subsidiaries as of the end of such date.

     (b) American Tower shall indemnify the American Tax Group and CBS for all Taxes imposed by any Taxing Authority on any member of the American Tax Group or on CBS (or on any member of CBS's consolidated tax group) as a result of or in connection with (i) the sale or transfer of assets to a Tower Subsidiary pursuant to Section 11.2 (or between members of the American Tax Group prior to the final transfer to a Tower Subsidiary or between Tower Subsidiaries), (ii) the Merger, (iii) the Tower Merger, (iv) the Tower Separation, (v) any other disposition or issuance of American's stock interest in American Tower or issuance of stock in American Tower contemplated or permitted hereby or by the Merger Agreement or by any Collateral Document, (vi) the merger of American Tower with any other Person, (vii) the transactions occurring on or about January 20-21, 1998, involving American Tower Systems, L.P. or interests therein, as the case may be, or otherwise in connection with the Tower Deconsolidation or related transactions, or (viii) the exercise (or cashout) of stock options by employees of American Tax Group at any time on or prior to the Effective Time, including without limitation any Taxes (1) on any gain to any member of the American Tax Group arising under Section 311 of the Code, (2) on any deferred gain to any member of the American Tax Group triggered as a result of or upon any such event, (3) on any gain attributable to any excess loss account triggered upon any such event, (4) arising as a result of the election or other transactions contemplated by paragraph (j) of this Section 4.2, (5) on any income or gain arising as a result of transactions described in Section 3.4(c) or the second sentence of Section 6.8(a) of the Merger Agreement, (6) as a result of the timing of the payment of Taxes (including, without limitation, any estimated Taxes) hereunder, (7) on any gain on the conversion of American Convertible Preferred Stock into Tower Common Stock, and (8) in the nature of any transfer Taxes arising from any such event; provided, however, that such indemnity shall only apply to the extent that the additional liability for such Taxes payable by the American Tax Group as a consequence of such events (on a "but for" basis), after giving effect to any net operating loss in accordance with the principles of Section 4.2(d), exceeds $20,000,000. Any payment made by American Tower with respect to such indemnification or pursuant to the provisions of Section 4.2(c) shall be made to CBS in satisfaction of American Tower's assumption of American's tax liability with respect to the Tower Separation and American Tower's intention that such assumption was on behalf of its stockholders who formerly were stockholders or optionees of American.

     (c) If as a result of any payment by American Tower to any member of the American Tax Group or to CBS pursuant to this Section 4.2 (including this paragraph (c)), CBS (or any member of its consolidated group for Federal income tax purposes) or any member of the American Tax Group becomes liable in any taxable year to pay any Taxes in excess of the Taxes they would have owed in the absence of any such payment by American Tower, American Tower will indemnify such Person for such Tax liability and make such Person whole on an after-tax basis for such Tax liability.

     (d) For the purposes of Sections 4.2(a) and 4.2(b), net operating losses of the American Tax Group shall be reduced and deemed absorbed in the following order for each taxable year of the American Tax Group: first, by all income unrelated to the transactions contemplated by this Agreement of members of the American Tax Group other than the Tower Subsidiaries for the entire applicable taxable year of the American Tax Group; second, by income of the Tower Subsidiaries described in Section 4.2(a); and third, by income of the American Tax Group described in Section 4.2(b). Neither the American Tax Group nor CBS (or any member of CBS's consolidated tax group for Federal income tax purposes) shall have any claim under either Section 4.2(a) or (b) for additional Tax liability arising in subsequent taxable years solely as a result of the absorption of net operating losses of the American Tax Group in this manner.
The parties agree that, anything in this Agreement, including without limitation
Section 10.1(b), to the contrary notwithstanding, for purposes of Sections 4.2(a), 4.2(b) and 4.2(f) and this Section 4.2(d), (i) net operating losses of the American Tax Group shall include any current deductions and losses of the American Tax Group included on the Pre-Closing Tax Returns of the American Tax Group, but excepting the current deductions and losses of the Tower Subsidiaries (which deductions and losses of the Tower Subsidiaries shall be first applied against the income of the Tower Subsidiaries under Section 4.2(a)), and (ii) the current deductions and losses of the American Tax Group included on the Pre-Closing Tax Returns of the American Tax Group shall include without limitation the deductions attributable to the exercise or cancellation of options from the date of the Original Merger Agreement through the time of completion of the transactions contemplated by the Merger Agreement (including those options canceled pursuant to the provisions of Section 6.8(a) of the Merger Agreement immediately prior to the Effective Time) and the deductions attributable to any disqualifying disposition as a result of the Merger of stock received pursuant to the exercise of incentive stock options from the date of the Original Merger Agreement through the time of completion of the transactions contemplated by the Merger Agreement except, however, that in either case such deductions shall not include deductions with respect to options that have been exercised or canceled and the payment for which (including disqualifying dispositions) has been deferred pursuant to Section 6.8(d) of the Merger Agreement or otherwise.

     (e) American shall control any audit or contest relating to Taxes attributable to the American Tax Group. To the extent such audit or contest relates to Taxes that American Tower is obligated to reimburse or indemnify American or CBS under this Agreement, American and CBS shall (x) regularly consult with American Tower in connection with such audit or contest; (y) provide American Tower with periodic reports on the status of such audit or contest; and (z) not enter into a settlement agreement relating to such audit or contest that materially prejudices American Tower without American Tower's prior written consent. Notwithstanding the foregoing, American and CBS shall, if so requested by American Tower, pursue in their own name, but for the benefit of and at the cost and expense of American Tower, any refund claims specified by American Tower with respect to (i) the issue of whether indemnity payments and other purchase price adjustments made by American Tower under this Agreement give rise to a downward adjustment to the tax basis of American's Tower Common Stock or otherwise require a "gross up" under the principles of Sections 3.4(b), 4.2(c), or 4.2(f), or (ii) the issue of the value of American's Tower Common Stock for purposes of computing the tax to American on the distribution of its Tower Common Stock. Any refunds in connection with the foregoing, including interest refunded thereon but net of any Taxes imposed on American or CBS on such refunds or such refunded interest, shall belong to American Tower and shall be promptly paid over to American Tower by American or CBS when received. Anything to the contrary contained herein notwithstanding, American Tower shall have the sole right to control any such refund claims through the date of the final administrative or judicial determination of such claims. American and CBS agree to provide all such cooperation to American Tower as it shall reasonably request in pursuing such refunds, including the execution and delivery of such claims, pleadings, powers of attorney, extensions and other documents as are reasonable and customarily associated with refund claims. In the event that an audit or contest shall involve the issue of the value of American Tower or the value of American's interest in the Tower Common Stock owned by it for purposes of computing the tax to American on the distribution of such Tower Common Stock, American and CBS shall permit American Tower, at its own cost and expense, to place before the Internal Revenue Service or other administrative or judicial body its position on such issue, and shall permit American Tower to participate in all discussions regarding such issue and to submit such protests, briefs and arguments as American Tower shall deem necessary or appropriate in connection therewith. Without limiting the generality of the foregoing, American Tower may at its election pay such portion of any asserted deficiency as shall relate to such valuation issue, and shall thereupon have the rights specified above with regard to pursuing a refund in respect of the valuation issue.

     (f) If pursuant to any Tax audit or contest there is an adjustment to any Taxes that were paid or are or were reimbursable or indemnifiable by American Tower to any member of the American Tax Group or CBS under this Agreement, including Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(k), then (i) any additional Taxes imposed on the American Tax Group as a result of such adjustment shall be indemnified by American Tower, except to the extent that the American Tax Group or CBS (or any member of its consolidated group for Federal income tax purposes) receives a tax benefit as a result of any adjustment relating to the matters referred in clause (ii) of the last sentence of Section 4.2(d); and (ii) any refund of Taxes paid to the American Tax Group or CBS as a result of such adjustment of amounts previously indemnified by American Tower (not exceeding amounts previously paid or reimbursed by American Tower with regard to such Taxes), plus refunded interest thereon but net of any Taxes imposed on American or CBS on such refunds or such refunded interest, shall be promptly paid over to American Tower.

     (g) American Tower shall not have the right to any refund, credit (or other reduction) of Taxes realized by the American Tax Group resulting from a carry back of a post-Tower Deconsolidation Date Tax attribute of any of the Tower Subsidiaries into a Tax Return filed by the American Tax Group.

     (h) American shall not elect to retain any net operating loss carryovers or capital loss carryovers of the Tower Subsidiaries.

     (i) The indemnities and agreements of the Tower Subsidiaries and the agreements of American described in this Section 4.2 shall apply to all applicable Taxes whenever they shall arise.

     (j) At the request of any Tower Subsidiary, American agrees that it shall, and shall cause its Subsidiaries or other appropriate Affiliates to, make and/or cooperate with the Tower Subsidiaries (x) in making an election under Section 336(e) of the Code with respect to the Tower Separation, or (y) in effecting intercompany sales or exchanges of assets designed to achieve a comparable effect whereby deferred intercompany gains are recognized immediately prior to the Tower Deconsolidation.

     (k) American, CBS and American Tower agree that the Pre-Closing Tax Returns shall be prepared on the basis that, in connection with gain that is recognized by American in connection with the distribution of its Tower Common Stock or, if applicable, recognized or taken into account by American on the Tower Deconsolidation Date:

          (i) The amount realized in connection with the distribution of Tower Common Stock pursuant to the Tower Separation shall be based on the "fair market value" of such stock. If so requested by American Tower, the fair market value of such Tower Common Stock shall be determined by an appraisal prepared at American Tower's expense by the firm of Houlihan Lokey, or by another firm selected by American Tower subject to the approval of CBS which approval shall not be unreasonably withheld, delayed or conditioned. If such an appraisal is completed and American Tower elects, in its sole discretion, to use such appraisal for tax reporting purposes, then, for purposes of the Pre-Closing Tax Returns, American Tower may elect to use any fair market value of the Tower Common Stock equal to or greater than such appraised fair market value; provided, however, that
     (x) CBS may in its sole discretion refuse to permit the filing of Pre-Closing Tax Returns that use any fair market value less than 80% of the Market Value, and (y) if the fair market value used is less than 85% of the Market Value, American Tower shall secure its indemnity obligations hereunder, two business days prior to the date on which such Pre-Closing Tax Returns are required to be filed, by letter or letters of credit reasonably satisfactory to CBS or in some other manner satisfactory to CBS, in its sole discretion, in an amount equal to the amount by which the reported tax liability of the American Tax Group would been increased if the reported value of the Tower Common Stock had been 85% of the Market Value. Such security shall continue until the earlier of (x) the expiration of the applicable statutes of limitation under Applicable Law, or (y) final resolution of the valuation question (by agreement with the appropriate Taxing Authority or judicial proceedings that have become final). If the appraisal is not completed, or is not completed prior to the date on which any Pre-Closing Tax Return (including any Pre-Closing Estimated Tax Return) is required to be filed, or if the appraisal is completed but American Tower, in its sole discretion, determines not to use it, the amount realized shall be based on the "fair market value" of the Tower Common Stock determined by the written agreement of CBS and American Tower. The term "Market Value" means the "Market Price of American Common Stock" reduced by $44.00. The term "Market Price of American Common Stock" means the closing price per share of American Class A Common Stock for the day preceding the date on which the Effective Time shall occur, as reported on the NYSE Composite Transactions List (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source mutually selected by CBS and American Tower). Notwithstanding the foregoing, the amount realized in connection with the transactions occurring on or about January 20-21, 1998 involving American Tower Systems, L.P. or interests therein, or otherwise in connection with the Tower Deconsolidation or any related transactions, shall be based on the Market Value (as defined above, except that (A) the Market Value shall be determined on January 21, 1998 and (B) in determining such amount there shall be substituted for $44.00 an amount equal to (I) $44.00 minus (II) an amount reasonably agreed to by CBS and American Tower (not to exceed $1.50) representing the time value of money and the factors relating to the consummation of the Merger for purposes of all Pre-Closing Tax Returns.

          (ii) The amount of any payments made by (A) American Tower to any CBS Indemnitee pursuant to this Agreement, including, without limitation,
     Article 3, Article 4 and Article 10, shall be reported for Tax purposes as a nontaxable dividend reducing American's tax basis in the Tower Common Stock prior to the date of the Tower Separation, and (B) the amount of any payments made by any CBS Indemnitee to American Tower pursuant to this Agreement shall be treated as a capital contribution increasing American's tax basis in its Tower Common Stock prior to the date of the Tower Separation.

          (iii) For state tax reporting purposes, such gain shall be reported in a manner which is generally consistent with the analysis previously prepared by Deloitte & Touche and reviewed by CBS, subject to the qualification that other positions may be taken in connection with such state tax reporting that, in the reasonable judgment of CBS, meet at least the "some realistic possibility of success if litigated" standard of correctness, provided that the applicable returns contain disclosure that CBS reasonably determines is sufficient to avoid risk of penalties. Notwithstanding the foregoing, solely for purposes of computing the payment to be made to CBS as prescribed in Section 4.4 and used to fund payments to be actually made with the Pre-Closing Estimated Tax Returns, the gain recognized on the Tower Deconsolidation Date shall be treated as subject to tax at a blended state and federal tax rate of 36.99% and the gain recognized by American in connection with the distribution of its Tower Common Stock shall be treated as subject to tax at a blended state and federal tax rate of 37.42% (which in each case is consistent with the analysis referred to above).

          (iv) Notwithstanding the matters as to which reporting positions are prescribed by this Section 4.2(k), American Tower shall have the rights set forth in Section 4.2(e) relating to the filing of one or more refund claims with respect to such matters.

     (l) American, CBS and American Tower agree that in computing the amount of taxable gain to American that is recognized after the Merger by American in connection with the distribution of Tower Common Stock to holders of American Convertible Preferred Stock, the "fair market value" of the Tower Common Stock shall be determined entirely on the basis of the public trading price of Tower Class A Common Stock at the time of any such distribution.

     4.3  Tax Returns.
          -----------

     (a) CBS shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of the American Tax Group and members thereof for taxable periods beginning before the Merger that are not yet due (taking into account extensions) on the date of the Merger, including the separate or combined returns that include only the Tower Subsidiaries for taxable periods ending on or before the Deconsolidation Date that are not yet due (taking into account extensions) on the date of the Merger (the "Pre-Closing Tax Returns"). In the absence of a controlling change in law, and except as otherwise set forth in this Agreement, each such Tax Return shall be prepared on a basis that is consistent with the elections, accounting methods, conventions, practices and principles of taxation used on the Tax Returns for the most recent applicable taxable periods, and such Tax Returns shall be prepared consistent with Section 4.2(k). CBS and American Tower shall consult each other on an ongoing basis during the preparation of all such Tax Returns concerning any positions to be taken therein (except to the extent that such position or positions are expressly agreed to herein). Notwithstanding the foregoing, and subject to
Section 4.2(k), CBS shall not be required to file any Pre-Closing Tax Return that takes any position to the extent CBS determines, in good faith after consultation with its tax accountants and attorneys, that there is not "substantial authority" for such position, unless (i) CBS so determines that there is a "reasonable basis" for such position, (ii) disclosure that CBS, in its reasonable judgment after consultation with American Tower, determines meets the requirements of Section 6662 of the Code is made of such position on such return, and (iii) the amount of Tax liability (determined at the time) at stake for any such position on all such Tax Returns does not exceed $1.0 million and the aggregate Tax liability (so determined) at stake for all such positions on all such returns does not exceed $5.0 million, unless American Tower has secured its indemnity obligation to CBS in excess of such amounts by letter or letters of credit reasonably satisfactory to CBS or some other manner reasonably satisfactory to CBS, in its sole discretion. Such security shall continue until the earlier of (x) the expiration of the applicable statutes of limitation under the Applicable Law, or
(y) final resolution of the issue in question (by agreement with the appropriate Taxing Authority or judicial proceedings that have become final).

     (b) American Tower shall cooperate with CBS in connection with the preparation of the Pre-Closing Tax Returns and shall be liable for any damages actually incurred by CBS because of American Tower's failure to fully and reasonably promptly comply (or to cause its tax and accounting personnel to fully and reasonably promptly comply) with any reasonable request by CBS for assistance in such preparation to the extent American Tower or such personnel are in possession of or provided reasonable access to the requisite information. At least 60 calendar days prior to the date on which any Pre-Closing Tax Return is required to be filed (taking into account extensions), CBS shall deliver such Tax Return (or cause such Tax Return to be delivered) to American Tower for its review. Within 30 calendar days of receipt of such Tax Return by American Tower for review, American Tower shall notify (in writing) CBS of any changes to such Tax Return (including disclosures proposed to be included therein) based on a determination by American Tower that there is a "reasonable basis" or "substantial authority" for a position not taken in such Tax Return. If CBS disputes any such changes, it must notify (in writing) American Tower of any such disputed changes within five calendar days. American Tower shall have the right to cause the reasonableness of the determination by CBS to be submitted, within five calendar days of the receipt of such notification, for final resolution to an arbitrator jointly selected by CBS and American Tower, which arbitration shall be completed within 15 calendar days of submission. If CBS and American Tower are unable to agree on an arbitrator within the aforesaid five calendar day period, each party shall identify an arbitrator by the end of such period, and the arbitrators so identified shall jointly select the ultimate arbitrator. The arbitrator shall be a law or accounting firm nationally recognized in tax matters, and the costs of the arbitration shall be shared equally by the parties. If the Closing Date occurs on or between (i) the 1st and 15th calendar day of any month, Pre-Closing Tax Returns for estimated Taxes of the American Tax Group for the taxable periods ending on or before the Closing Date ("Pre-Closing Estimated Tax Returns") shall be filed on the later of (x) the 15th calendar day of such month (or, if such day is not a business day, the next business day) and (y) ten business days immediately following the Closing Date, and (ii) the 16th and final calendar day of any month, such Pre-Closing Estimated Tax Returns shall be filed on the 10th business day immediately following the Closing Date; provided, however, that notwithstanding the foregoing, the parties agree that, in the sole discretion of American Tower, by written notice provided by American Tower to CBS at least three business days before the applicable date described above, the Pre-Closing Estimated Tax Returns may be filed at a later time or times, but in no event subsequent to June 30, 1998, in which event American Tower shall be responsible for all interest and penalties payable as a consequence of such late filing. Any such Pre-Closing Estimated Tax Return shall report (and include payment for) the entire estimated tax liability of the American Tax Group for taxable years that end on or before the Closing Date to the extent not paid with a prior estimated Tax Return.

     (c) American Tower shall also cooperate with CBS, to the extent reasonably requested, in the preparation of Tax Returns of the American Tax Group and members thereof for taxable periods beginning on or after the Merger and ending on or before December 31, 1998.

     (d) American Tower shall cooperate with CBS in the conduct of any audit or other proceeding relating to Taxes of the American Tax Group, including without limitation (i) making the books and records of American Tower available at such times and places as CBS may reasonably request, (ii) making employees available on a mutually convenient basis to provide such assistance as might reasonably be required, and (iii) providing such information then within its or any of its Subsidiaries' possession as might reasonably be required in connection with the preparation of the Pre-Closing Tax Returns and any such audit or proceeding, including, without limitation, records, returns, schedules, documents, work papers or other relevant materials.

     (e) CBS and American shall cooperate with American Tower in the conduct of any audit or other proceeding relating to Taxes of the American Tax Group, including without limitation (i) making the books and records of American available at such times and places as American Tower may reasonably request,
(ii) making employees of American and CBS available on a mutually convenient basis to provide such assistance as might reasonably be required, and (iii) providing such information then within its or any of its Subsidiaries' possession as might reasonably be required in connection with the preparation of the Pre-Closing Tax Returns and any such audit or proceeding, including, without limitation, records, returns, schedules, documents, work papers or other relevant materials.

     (f) If American Tower so requests, American shall request an extension of time to file any Tax Return with respect to which American Tower bears responsibility for all or any portion of the Tax liability.

     (g) For purposes of this Article 4, "Tax Returns" means all returns, reports, declarations, information, estimates, schedules, filings or documents (including any related or supporting information) filed or required by any Taxing Authority to be filed with respect to Taxes, including, without limitation, all information returns, claims for refund, amended returns, declaration of estimated Taxes, and requests for extensions of time to file any item described in this paragraph.

     4.4  Payment.
          -------

     (a) Payment of indemnification for Taxes under this Article 4 shall be made in immediately available funds as follows: (i) in the case of each Pre-Closing Estimated Tax Return (x) at the Effective Time, American Tower shall pay CBS an amount equal to the Taxes then estimated to be due on such Tax Return, on the basis that the amount realized in connection with the distribution of Tower Common Stock pursuant to the Tower Separation is not less than 85% of the Market Value and (y) at least two business days prior to the filing of such Pre-Closing Estimated Tax Return, CBS shall pay American Tower or American Tower shall pay CBS the amount necessary to reflect the difference, if any, between the Taxes to be shown as payable on such Pre-Closing Estimated Tax Return and the amount actually paid pursuant to clause (x) hereof, (ii) in the case of each other Tax Return other than Pre-Closing Estimated Tax Returns, at least two business days prior to the filing of such Tax Return, American Tower shall pay CBS the amount necessary to reflect the excess, if any, of the Taxes shown as payable on such Tax Return over the Taxes shown as payable on the Pre-Closing Estimated Tax Return(s) to which such Tax Return relates (or, if the Taxes shown as payable on the Pre-Closing Estimated Tax Return(s) to which such Tax Return relates exceeded the Taxes shown as payable on such Tax Return, the provisions of
Section 4.4(b) shall apply to such excess), and (iii) in the case of indemnification for Taxes under Section 4.2(f), payments shall be made at least two business days prior to the date the payment of such Taxes is due to be made to the Taxing Authority pursuant to Applicable Law. In the event payment is made by American Tower at or prior to the Effective Time, CBS shall be entitled to use such funds prior to June 15, 1998 (or such later date not later than June 30, 1998 as American Tower has, in its sole discretion, directed that the Pre-Closing Estimated Tax Returns be filed) and the amount owed with respect to the Final Adjustment Amount (including interest thereon) shall be reduced by an amount equal to (i) the amount of the payment from American Tower to CBS pursuant to the provisions of clause (i)(x) of the first sentence of this
Section 4.4(a) multiplied by (ii) the interest rate paid by CBS on its senior bank credit facility for the period from the day following the Effective Time to the date which is two business days prior to the filing of the Pre-Closing Estimated Tax Return.

     (b) If a final (as opposed to estimated) Tax return reports a tax liability lower than the amounts paid with the related Pre-Closing Estimated Tax Returns, CBS may elect to treat such excess as either a credit or a refund. If CBS elects to treat such amount as a credit, it shall pay American Tower such amount, in immediately available funds, on the date such final Tax return is filed. If CBS elects to have such amount refunded, it shall pay American Tower such amount, in immediately available funds, immediately upon receipt of such refund.


                                   ARTICLE 5

                  REGISTRATION AND OTHER GOVERNMENTAL MATTERS

     5.1  Securities Laws Registration.
          ----------------------------

     (a) American Tower shall, to the extent that it has not already done so, prepare and file with the Commission as soon as is reasonably practicable after the date hereof (i) a registration statement on Form S-4 (the "Merger Registration Statement"), (ii) a registration statement on Form S-8 (the "Option Registration Statement") and (iii) a registration statement on Form S-1 (or any other applicable form) (the "Convertible Registration Statement, and collectively with the Merger Registration Statement and the Option Registration Statement, the "Registration Statements"), in each case complying with applicable rules and regulations of the Commission. The Merger Registration Statement shall cover the registration under the Securities Act of the shares of Tower Common Stock to be delivered as part of the Tower Stock Consideration or the Tower Merger Stock Consideration to the holders of American Common Stock at the Effective Time or the Tower Merger Effective Time, as the case may be. The Option Registration Statement shall cover the registration under the Securities Act of the shares of Tower Common Stock, among others, which may be issued upon the exercise of options to purchase Tower Common Stock issued upon the exchange of American Options pursuant to the provisions of Section 6.8(b) of the Merger Agreement. The Convertible Registration Statement shall cover the registration under the Securities Act of shares of Tower Common Stock to be delivered by American upon conversion of American Convertible Preferred Stock following the earlier to occur of the Tower Merger Effective Time and the Effective Time.

     (b) American Tower shall promptly furnish to American and CBS all information, and take such other actions, as may reasonably be requested by American in connection with any action taken by American to comply with the provisions of Section 6.6 of the Merger Agreement. American Tower shall correct promptly any information provided by it to be used specifically in the Information Statement or any Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the Commission and have cleared by the Commission any amendment or supplement to any Registration Statements so as to correct such Information Statement or such Registration Statement. Without limiting the generality of the foregoing, American Tower shall notify CBS promptly of any stop order or proceeding by the Commission seeking a stop order relating to any Registration Statement, the receipt of the comments of the Commission and of any request by the Commission for amendments or supplements to any Registration Statement, or for additional information, and shall supply CBS with copies of all correspondence between it or its representatives, on the one hand, and the Commission or members of its staff, on the other hand, with respect to any Registration Statement. Whenever any event occurs which should be described in an amendment or a supplement to the Information Statement or any Registration Statement, American Tower shall, upon learning of such event, promptly prepare, file and clear with the Commission such amendment or supplement; provided, however, that, prior to such mailing, (i) American Tower shall consult with CBS with respect to such amendment or supplement, (ii) shall afford CBS reasonable opportunity to comment thereon, and (iii) each such amendment or supplement shall be reasonably satisfactory to CBS.

     (c) American Tower represents and warrants to American that each of the Registration Statements or any other document filed by American Tower with the Commission or any other Authority pursuant to the provisions of this Section 5.1 will not (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time each such Registration Statement is filed with the Commission, at the time such Registration Statement is amended or supplemented or at the time each such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by American Tower with respect to statements made or incorporated by reference therein based on information (i) supplied by CBS for inclusion or incorporation by reference in any Registration Statement or any such other document; or (ii) relating solely to American (excluding American Tower Mergercorp and the Tower Subsidiaries) which is contained in or expressly consistent with the American Included SEC Information. American Tower further represents and warrants to American that all information provided by or relating to American Tower (or any of its Subsidiaries) set forth in the Information Statement will not (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time such Information Statement is first mailed to the holders of American Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

     (d) American represents and warrants to American Tower that all information supplied by or relating to American (or any of its Subsidiaries other than American Tower Mergercorp or the Tower Subsidiaries) which is contained in or expressly consistent with the American Included SEC Information and is set forth in the Information Statement, each Registration Statement or any other document filed by American Tower or American with the Commission or any other Authority pursuant to the provisions of this Section 5.1 will not (except to the extent revised or superseded by amendments or supplements contemplated by the preceding paragraph (c)), at the time such Information Statement is first mailed to the holders of American Common Stock and at the time each such Registration Statement is filed with the Commission, at the time such Registration Statement is amended or supplemented or at the time each such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

     (e) American Tower covenants and agrees to use its reasonable business efforts (i) to cause the Option Registration Statement and the Convertible Registration Statement each to be declared effective prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time under the Securities Act by the Commission, and (ii) to maintain, on customary terms, the Convertible Registration Statement continuously effective under the Securities Act until the earlier to occur of (x) the delivery by American Tower to American of an opinion of legal counsel reasonably satisfactory to American and CBS that such Registration Statement is no longer required to permit delivery by American of shares of Tower Common Stock upon conversion of the American Convertible Preferred Stock in accordance with the Securities Act and (y) the delivery by American to American Tower of written notification that all of the outstanding shares of American Convertible Preferred Stock have been converted, and the shares of Tower Common Stock relating to such conversion have been delivered to the holders thereof, in accordance with the Certificate of Designation relating to the American Cumulative Preferred Stock; it being expressly understood that neither American, CBS nor any of their respective Subsidiaries shall be under any obligation to notify American Tower of any conversion by any holder of any shares of American Convertible Preferred Stock following the earlier to occur of the Tower Merger Effective Time and the Effective Time until such time as all of the outstanding shares of American Convertible Preferred Stock have been so converted and delivered in accordance with such Certificate of Designation, unless American Tower has specifically requested, from time to time, information with respect to the status of such conversions.

     5.2  Governmental and Private Authorizations; Consents.  American shall
          -------------------------------------------------
obtain all Governmental Authorizations, Private Authorizations or other third party consents (other than the consent of the banks under its Credit Agreements, dated as of January 24, 1997, with The Bank of New York, as Collateral Agent and Administrative Agent, and the other agents named therein and lenders party thereto to the effectuation of the Tower Separation pursuant to the Merger), and make any necessary Governmental Filings, necessary to consummate the Tower Separation, except where the failure to obtain such consents, in the aggregate, would not (a) be reasonably likely to have any adverse effect on American, (b) materially impair the ability of American to perform its obligations under this Agreement or the Merger Agreement, or (c) materially delay or prevent the consummation of the Merger. American shall effect the Tower Separation in compliance with its Restated Certificate of Incorporation and by-laws and in material compliance with all Applicable Laws.


                                   ARTICLE 6

                   COVENANTS OF AMERICAN AND AMERICAN TOWER

     6.1  Acquisitions, Mergers and Capital Contributions.  At the request of
          -----------------------------------------------
American Tower and subject to the requirements and restrictions imposed on American by any of its financing documents (as from time to time amended), and the terms of the Merger Agreement, American shall, from time to time after the date hereof and prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time, permit American Tower to (a) acquire (whether by merger, stock or asset acquisition or otherwise) additional businesses engaged in the business in which American Tower is engaged, (b) construct additional communication towers, or (c) make other capital improvements on assets owned or leased by American Tower or its Subsidiaries, and in each such case make additional capital contributions in American Tower, or make loans to American Tower, of the funds.

     6.2  Contribution and Issuance of Tower Capital Stock.
          ------------------------------------------------

     (a) American will contribute (without the payment of any amount or the issuance of any securities by American Tower) to the capital of American Tower
(i) immediately prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time, as the case may be, a number of shares of Tower Common Stock equal to the excess, if any, of (A) the number of shares of Tower Common Stock owned by American immediately prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time, as the case may be, over (B) the number of shares of Tower Common Stock required to be delivered (x) to the holders of shares of American Common Stock, (y) to holders of American Options pursuant to the provisions of Section 6.8(a) of the Merger Agreement, after giving effect to all elections evidenced by definitive agreements delivered to American immediately prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time by Tower Employees to convert their American Options into options to acquire Tower Common Stock pursuant to the provisions of Section 6.8(b) of the Merger Agreement, and (z) upon conversion of American Convertible Preferred Stock, and (ii) from time to time after the Effective Time, such shares of Tower Common Stock owned by American that the holders of the Dissenting Shares would have been entitled to receive had they not exercised their appraisal rights.

     (b) If the Tower Employees set forth on Schedule 4.1(e) to the Merger Agreement do not enter into definitive agreements prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time to convert the American Options which are held by such Tower Employees and set forth on such

Schedule into options to acquire Tower Common Stock in accordance with this
Section 6.2(b), American Tower shall, prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time, issue to American in exchange for payment of the par value thereof a number of shares of Tower Common Stock equal to the aggregate number of shares of American Common Stock subject to such American Options set forth on such Schedule.

     6.3  Executive Office Lease.  At the earlier to occur of the Tower Merger
          ----------------------
Effective Time and the Effective Time, American Tower shall assume, to the extent permitted by the landlord, the obligations under the lease of 116 Huntington Avenue, Boston, Massachusetts, with respect to the relevant portion of such leased premises designated in Schedule A attached hereto and made a part hereof or, if such permission is not obtained, sublease such relevant portion, at which time American Radio and its personnel shall vacate such relevant portion, except as otherwise provided in any written agreement between American and American Tower with respect to the temporary use of space at such relevant portion.


                                   ARTICLE 7

                               CERTAIN COVENANTS

     7.1  American Tower Covenants.
          ------------------------

     (a) Prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time, American shall, to the extent requested by CBS, cause the Tower Subsidiaries to perform its obligations under the Tower Documentation. If the Tower Merger shall be consummated, during the period from the Tower Merger Effective Time to the Effective Time, American shall not, except as contemplated by this Agreement or the Merger Agreement, enter into any agreement, transaction, plan or arrangement with American Tower without the express written consent of CBS.

     (b) Following the earlier to occur of the Tower Merger Effective Time and the Effective Time, except as otherwise provided in this Agreement, including without limitation Articles 11 and 12, American Tower shall, to the extent requested by American, take whatever measures as are reasonably necessary to cause the conveyance or lease to American of any assets necessary for the operation of the business of American and its Subsidiaries (excluding the Tower Subsidiaries) as such was conducted prior to the Closing Date which assets were not conveyed, leased or otherwise transferred to American prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time.

     7.2  CBS Covenant.  CBS agrees that it shall, at the written request of
          ------------
American in its sole and absolute discretion, immediately prior to the Merger, and subject to the satisfaction of all of the conditions to the consummation of the transactions contemplated by the Merger Agreement, purchase, at their then fair market value, shares of a new class of American preferred stock that constitutes "Equity Interests" (as defined in the indenture relating to American's 9% Senior Subordinated Notes due 2006) in an amount (which shall not in the aggregate exceed $200,000,000) necessary to enable (a) the Tower Stock Consideration to be delivered to the holders of American Common Stock pursuant to the Merger, (b) Tower Common Stock to be delivered to holders of American Options pursuant to the Merger, and (c) Tower Common Stock to be delivered upon conversion of the American Convertible Preferred Stock, without causing any conflict with, or breach or violation of, or default under, or creating any right to accelerate any obligation or liability in, or causing or creating any of the foregoing after the giving of notice or passage of time or both with, of, under or in any indebtedness of American or the American Cumulative Preferred Stock; provided, however, that anything in this Section or elsewhere in this Agreement or the Merger Agreement to the contrary notwithstanding, in such event such preferred stock shall remain outstanding immediately following the Effective Time.

                                   ARTICLE 8

                                MUTUAL RELEASES

     8.1  Release of American Tower.  American shall cause all of the Tower
          -------------------------
Subsidiaries to be released from all liabilities of American and its Subsidiaries (other than the Tower Subsidiaries) other than the Assumed Liabilities; provided, however, that American Tower agrees to reimburse American for any expenses incurred in obtaining such release. Effective immediately prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time, American and its Subsidiaries (other than the Tower Subsidiaries) hereby release the Tower Subsidiaries from all Claims by American or its Subsidiaries (other than the Tower Subsidiaries), except for (a) the Assumed Liabilities, (b) American Tower's obligations under this Agreement, any Collateral Document or any other Tower Documentation, or (c) Claims arising from or attributable to the transactions contemplated by this Agreement, the Merger Agreement or any Collateral Document or otherwise asserted prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time.

     8.2  Release of American.  Effective immediately prior to the earlier to
          -------------------
occur of the Tower Merger Effective Time and the Effective Time, American Tower, on behalf of the Tower Subsidiaries, hereby releases American and its other Subsidiaries from all Claims by the Tower Subsidiaries, except for (a) American's obligations under this Agreement, any Collateral Document or any other Tower Documentation, or (b) Claims arising from or attributable to the transactions contemplated by this Agreement, the Merger Agreement or any Collateral Document or otherwise asserted prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time.


                                   ARTICLE 9

                                TOWER EMPLOYEES

     9.1  Offers of Employment.  On the Separation Closing Date, the employees
          --------------------
of American listed in Schedule B attached hereto and made a part hereof (the "Tower Employees") shall be offered full-time employment by American Tower or one of its Subsidiaries. If the Tower Merger shall be consummated, during the period from the Tower Merger Effective Time to the Effective Time, the Tower Employees who accept American Tower's offer of full-time employment shall be employed by American Tower and American Tower hereby covenants and agrees that such Tower Employees shall be made available to provide American with such management services as shall enable American to fulfill its obligations under
Section 6.10(i) of the Merger Agreement. In rendering such management services, the Tower Employees shall act as leased employees who are not employees of American. American Tower shall be solely responsible for all compensation and employee benefits relating to such Tower Employees; provided, however, that from time to time during the period from the Tower Merger Effective Time to the Effective Time American shall reimburse to American Tower a pro rata portion of each Tower Employee's base salary based upon actual time spent by such Tower Employee providing American management services pursuant to this Section 9.1. Effective immediately prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time, American Tower shall assume all obligations of American (it being understood that American Tower shall have no obligation to reimburse American for obligations that are funded at the Effective Time, but only to the extent such obligations remain funded following the Effective Time, provided that neither CBS nor American nor any of their Subsidiaries shall take any action to impair such funding) arising under any Plan or Benefit Arrangement with respect to the Tower Employees other than (a) the rights, if any, of the Tower Employees with respect to the American Options (which are being satisfied as provided in Section

6.8 of the Merger Agreement), (b) all existing rights to indemnification, and
(c) all claims and rights under all medical, dental, health and other benefit plans of American existing as of the Effective Time. American Tower shall indemnify American and its Subsidiaries, effective as of the earlier to occur of the Tower Merger Effective Time and the Effective Time, from all obligations arising under such Plan or Benefit Arrangement (except as provided in clauses
(a), (b) and (c) of the preceding sentence). For a period of eighteen (18) months following the consummation of the Merger, American Tower covenants and agrees that no Tower Subsidiary shall actively solicit or seek to hire any employees of American or its Subsidiaries not currently engaged in the Tower Business, other than the Tower Employees, it being understood and agreed that such agreement shall not be deemed to prevent the Tower Subsidiaries from placing general advertisements in publications or on the Internet or soliciting any such employee who (a) initiates employment discussions with any Tower Subsidiary or (b) is not employed by American or CBS or any of their respective Subsidiaries on the date such a member first solicits such employee.

     9.2  Section 401(k) Plan Amendment.  Prior to the earlier to occur of the
          -----------------------------
Tower Merger Effective Time and the Effective Time, American shall, to the extent required, amend (a) its Section 401(k) Plan to authorize a transfer of the assets held thereunder for the benefit of the Tower Employees to a Section 401(k) Plan to be established by American Tower and such assets will be so transferred (subject to any outstanding qualified domestic relations orders and loans) and (b) any other Plan or Benefit Arrangements with respect to Tower Employees to reflect the Tower Separation. The form of such amendments shall be submitted to CBS for its approval, which approval shall not be unreasonably withheld, delayed or conditioned.


                                  ARTICLE 10

                           PURCHASE PRICE ADJUSTMENT

     10.1 Purchase Price Adjustment.
          -------------------------

     (a) Within 90 days after the Closing Date, CBS shall prepare and deliver to American Tower (i) a consolidated balance sheet (the "Closing Balance Sheet") of American and its Subsidiaries (other than the Tower Subsidiaries) (the "Post-Closing American Group"), prepared from the books and records of the Post-Closing American Group in accordance with GAAP, and (ii) a statement (the "Closing Statement") setting forth (A) Working Capital (as defined below) as of the Effective Time ("Closing Working Capital") and (B) Net Debt (as defined below) as of the Effective Time ("Closing Net Debt"), together with a certificate of CBS's chief financial officer that the Closing Statement has been prepared in accordance with this Section 10.1.

     During the 45-day period following American Tower's receipt of the Closing Statement, American Tower shall be permitted to review (and make copies of) the working papers of CBS relating to the Closing Statement. The Closing Statement shall become final and binding upon the parties on the forty-sixth day following delivery thereof, unless American Tower gives written notice of its disagreement with the Closing Statement ("Notice of Disagreement") to CBS prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on Closing Working Capital or Closing Net Debt (or the components thereof) not being calculated in accordance with this Section 10.1 and (iii) be accompanied by a certificate of American Tower's chief financial officer that he or she concurs with each of the positions taken by American Tower in the Notice of Disagreement. If a Notice of Disagreement is received by CBS in a timely manner, then the Closing Statement (as revised in accordance with clause (A) or (B) immediately following) shall become final and binding on the earlier of (A) the date CBS and American Tower resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

     During the 30-day period following delivery of a Notice of Disagreement, CBS and American Tower shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period CBS shall be permitted to review (and make copies of) the working papers of American Tower prepared in connection with the Notice of Disagreement. At the end of such 30-day period, CBS and American Tower shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement and each of CBS and American Tower shall submit a memorandum setting forth in reasonable detail the basis for its positions. The Accounting Firm shall be a nationally recognized independent public accounting firm agreed upon by CBS and American Tower in writing. CBS and American Tower shall jointly use all reasonable efforts to cause the Accounting Firm to render a decision within thirty (30) days following submission or as promptly thereafter as is practicable. CBS and American Tower agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any dispute resolution (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 10.1 shall be borne by CBS and American Tower in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

     (b) Subject to Section 10.1(d), if Closing Working Capital is less than the sum of $70,000,000 plus $15,000,000, which the parties hereby agree is the agreed upon value allocable to CBS of the tax benefit attributable to the exercise of all options or the cancellation of options for value between the date of the Original Merger and the Effective Time, including without limitation those canceled pursuant to the provisions of Section 6.8(a) of the Merger Agreement immediately prior to the Effective Time (the "WC Amount"), American Tower shall, and if Closing Working Capital is greater than the WC Amount, CBS shall, owe the other the amount of such difference. The term "Working Capital" shall mean Current Assets minus Liabilities (in each case as defined below). The terms "Current Assets" and "Liabilities" shall mean the current assets and liabilities of the Post-Closing American Group calculated as provided in Section 10.1(a), except that (i) outstanding principal amount of indebtedness and liquidation preference of preferred stock shall be excluded, (ii) cash and note or other receivables from employees attributable to the exercise of stock options shall be excluded, (iii) accruals for Taxes shall be included, except that (A) there shall not be taken into account (I) Tax liabilities (x) for which American Tower is obligated (or would, but for the provisions of Section 4.2(d) (including, notwithstanding the provisions of clause (III) following, the provisions of the last sentence of Section 4.2(d)), be obligated ) to indemnify American and its Subsidiaries (other than the Tower Subsidiaries) pursuant to the provisions of this Agreement and (y) of the American Tax Group's in the amount of $20,000,000 referred to in Section 4.2(b), (II) deferred income Tax assets and liabilities that exist or arise from differences in basis for Tax and financial reporting purposes attributable to acquisitions, exchanges and dispositions or attributable to depreciation and amortization, and (III) Tax benefits arising from (x) net operating losses to the extent such losses have reduced income of the American Tax Group described in Section 4.2(b), (y) the exercise of options or the cancellation of options for value between the date of the Original Merger Agreement and the Effective Time, including without limitation those canceled for value pursuant to the provisions of Section 6.8(a) of the Merger Agreement immediately prior to the Effective Time, or (z) a disqualifying disposition as a result of the Merger of stock received pursuant to the exercise of incentive stock options (it being understood that such Tax benefits enter into the computation of Tax liabilities for which American Tower is obligated to indemnify American and its Subsidiaries (other than the Tower Subsidiaries) pursuant to the provisions of this Agreement), and (B) accruals for Taxes relating to acquisitions, exchanges or dispositions shall be determined in accordance with American's past accounting practices, (iv) Current Assets shall be increased by an amount equal to the sum of (x) the amount derived by multiplying the Cash Consideration by the number of shares of American Common Stock held in its treasury as of the Effective Time and (y) the aggregate amount of the spread of $44.00 over the exercise price of each American Option outstanding on the close of business on September

19, 1997 terminated or canceled not for value prior to the Effective Time or for which the holder has elected to receive an option to acquire Tower Common Stock in lieu thereof, less the Tax benefit that would have been received with respect to the exercise of such options, (v) Current Assets shall be (A) increased (if the number of shares of American Common Stock issued or issuable upon conversion of the American Convertible Preferred Stock is fewer than 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction)) by an amount equal to the amount derived by multiplying the Cash Consideration by the excess of (I) 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction) less (II) the number of shares of American Common Stock issued or issuable upon conversion of the American Convertible Preferred Stock or (B) decreased (if the number of shares of American Common Stock issued or issuable upon conversion of the American Convertible Preferred Stock is greater than 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction) by an amount equal to the amount derived by multiplying the Cash Consideration by the excess of (I) the number of shares of American Common Stock issued or issuable upon conversion of the American Convertible Preferred Stock less (II) 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction), (vi) liabilities from the radio broadcasting rights contracts for St. Louis Rams games shall be limited to $3,300,000, (vii) amounts owed by American Tower to American pursuant to Section 16.3(b) shall be excluded from Current Assets, and liabilities of American, if any, with respect to such amounts shall be excluded from Liabilities (it being understood that neither American nor CBS shall be responsible for any such liabilities), and
(viii) there shall be excluded from Liabilities the liability, if any, of American with respect to payments required to be made by American pursuant to the provisions of Section 6.8(a) of the Merger Agreement.

     (c) Subject to Section 10.1(d), if Closing Net Debt is greater than the Debt Amount (as defined below) minus $50,419,000, minus cash received by the Post-Closing American Group in respect of options exercised between September 19, 1997 and the Effective Time (the "CD Amount"), American Tower shall, and if Closing Net Debt is less than the CD Amount, CBS shall, owe the other the amount of such difference. "Debt Amount" shall mean $1,066,721,000, minus the consideration that was expected to be paid (as set forth on Section 6.10(a) of the American Disclosure Schedule) with respect to all acquisitions set forth in
Section 6.10(a) of the American Disclosure Schedule which were not consummated prior to the Closing Date, plus the consideration that was expected to be received (as set forth in Section 6.10(a) of the American Disclosure Schedule) with respect to all dispositions set forth in Section 6.10(a) of the American Disclosure Schedule which were not consummated prior to the Closing Date, plus the consideration paid in connection with acquisitions consummated prior to the Closing Date which were not listed in Section 6.10(a) of the American Disclosure Schedule, minus the consideration received in connection with dispositions consummated prior to the Closing Date which were not listed in Section 6.10(a) of the American Disclosure Schedule. The term "Net Debt" shall mean outstanding principal amount of indebtedness (including, without duplication, guarantees of indebtedness) plus outstanding liquidation preference of all preferred stock (other than the American Convertible Preferred Stock), including, without limitation, the aggregate liquidation preference of any junior preferred security issued by American to CBS, minus cash, including, without limitation, the aggregate purchase price of any such junior preferred security issued by American to CBS; provided, however, that notwithstanding the foregoing, Net Debt shall not include any indebtedness incurred by American or any of its Subsidiaries (other than the Tower Subsidiaries) to fund (i) payments, if any, required to by made by American pursuant to the provisions of Section 6.8(a) of the Merger Agreement, or (ii) any liability, including without limitation those set forth in Section 16.3, for which American Tower has, prior to the determination of the Final Adjustment Amount, in fact, reimbursed American.

     (d) Amounts owed pursuant to the first sentence of Section 10.1(b) and the first sentence of 10.1(c) shall be aggregated or netted, as appropriate (the resulting amount, the "Adjustment Amount"). In the event that the Adjustment Amount minus $10,000,000 is greater than $0 (the "Final Adjustment Amount"), the party that owes the Final Adjustment Amount shall make payment by wire transfer of immediately available funds of the Final Adjustment Amount.  Notwithstanding the foregoing, in the event that American Tower delivers a Notice of Disagreement to CBS in accordance with this Section 10 and either CBS or American Tower shall be required to make a payment to the other regardless of the resolution of the items contained in the Notice of Disagreement, then CBS or American Tower, as applicable, shall, within ten (10) business days of the receipt of the Notice of Disagreement, make payment to the other by wire transfer in immediately available funds of the lesser of the two amounts (the "Undisputed Portion") that may be owed by CBS or American Tower, as applicable, pending resolution of the items contained in the Notice of Disagreement. Interest on any amount payable hereunder shall accrue at a rate of interest equal to the lesser of (i) 10% per annum and (ii) if American Tower is being charged a rate of interest by a financial institution, such rate, but in not event lower than the prime rate as reported in the Wall Street Journal on the
                                                   -------------------
date the Closing Statement becomes final and binding on the parties, in the case of the Final Adjustment Amount, or, on the date of the Notice of Disagreement, in the case of any Undisputed Portion, calculated on the basis of the actual number of days elapsed divided by 365, from the date of the Effective Time to the date of actual payment. For Tax purposes, any such interest shall be treated as an item of income or expense and shall not be treated as having the effect provided for in Section 4.2(k)(ii). The amount of any payment of an Undisputed Portion (excluding interest) shall be credited against the Final Adjustment Amount. Any payment made by American Tower with respect to the Final Adjustment Amount shall be made to CBS in connection with American Tower's assumption of American's tax liability and American Tower's agreement to pay certain purchase price adjustment items, and American Tower's intention that such assumption and payment was on behalf of its stockholders who formerly were stockholders or optionees of American.

     (e) The scope of the disputes to be resolved by the Accounting Firm is limited to whether the Closing Statement was prepared in compliance with the requirements of this Section 10.1 and the allocation of the costs of dispute resolution, and the Accounting Firm is not to make any other determination.

     (f) During the period of time from and after the delivery of the Closing Statement to American Tower through the date the Closing Statement becomes final and binding on CBS, American and American Tower, CBS shall cause the Post-Closing American Group to afford to American Tower and any accountants, counsel or financial advisors retained by American Tower in connection with the adjustment contemplated by this Section 10.1 reasonable access (with the right to make copies) during normal business hours to the books and records of the Post-Closing American Group to the extent relevant to the adjustment contemplated by this Section 10.1.

     (g) Any adjustment pursuant to this Section 10.1 shall be taken into account in the calculation of Tax liability pursuant to Section 4.2(b), and any increase or decrease in the amount of Taxes that are reimbursable or indemnifiable by the Tower Subsidiaries as a result of any such adjustment shall be treated as an adjustment to Taxes for purposes of Section 4.2(f). Nothing in this Section 10.1(g) shall impair, restrict or otherwise qualify or affect in any way the obligations of the parties hereto set forth in Article 4 relating to the tax reporting for the Tower Separation.


                                  ARTICLE 11

                                 TOWER LEASES

     11.1   Tower Leases.  Prior to the earlier to occur of the Tower Merger
            ------------
Effective Time and the Effective Time, CBS and American shall agree on the definitive documentation ("Tower Leases") to be executed by American and American Tower with respect to certain broadcasting towers set forth in Schedule C attached hereto and made a part hereof ("Towers"). The markets in which such Towers are located and the annual "market price" for each antenna are set forth in Schedule C. Except as set forth in Schedule C, such Towers are now owned or leased by American and shall become the property of American Tower, as set forth in Section 11.2. Each of the Tower Leases shall contain standard and customary terms and conditions and CBS and American specifically agree to the inclusion of the following in each of the Tower Leases:

          (a) except as provided in clause (b) below with respect to those Tower Leases set forth in Section 6.19 of the American Disclosure Schedule, each Tower Lease shall be for a term of twenty (20) years with four (4) renewal periods of five (5) years each, each such renewal to be upon the same terms and conditions as the original Tower Lease;

          (b) prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time, American shall use its best efforts to extend the term of each lease set forth in Section 6.19 of the American Disclosure Schedule ("Land Leases") to a minimum duration of twenty (20) years, inclusive of renewal periods, if any, and provide CBS with respect to the Towers subject to the extended Land Leases, tower leases with the equivalent benefits set forth in clauses (c), (d) and (e) and for a minimum duration of twenty (20) years ("Extended Tower Leases"). With respect to any such Land Lease that is not, prior to ninety (90) days following the Effective Time, so extended (except with respect to the Land Lease for KUFX(FM), which present term of approximately eighteen (18) remaining years shall be deemed to satisfy the foregoing requirement of a minimum duration of twenty (20) years), American, American Tower and CBS shall negotiate in good faith to agree upon definitive documentation to provide CBS, prior to the determination of the Final Adjustment Amount, with respect to the Towers subject to such Land Leases, upon the failure to agree American Tower shall provide American and CBS with tower leases with the benefits equivalent of such Extended Tower Leases or mutually agreed to alternative arrangements providing equivalent value to CBS;

          (c) each Tower Lease shall provide that no payments shall be payable by CBS for a period of three (3) years from the Effective Time; for the next three (3) years the payments shall be as follows: one-third (1/3) of the market price as set forth in Schedule C corresponding to each FM antenna (or AM/FM antenna) for year four (4); two-thirds (2/3) for year five (5) and full market price for year six (6); thereafter, for the balance of the term and any renewals thereof, the payments shall be the market price, together with an annual increase every year, beginning for year seven (7), of the lesser of five percent (5%) or the Consumer Price Index for all Urban Consumers over the previous year's payments (except with respect to San Jose (KUFX) and Boston (WNFT) which such payments shall begin at the Effective Time, with respect to CBS, and will begin on January 1, 1998 as between American and American Tower). Notwithstanding the foregoing, CBS acknowledges that Tower Lease payments at the full "market price" indicated in Schedule C by American to American tower may commence upon such leases becoming the property of American Tower and shall continue until the Effective Time;

          (d) all expenses for taxes, insurance, maintenance and utilities in respect of each Tower shall be paid by American Tower; and

          (e) American Tower will assume the obligation and responsibility for complying with all Applicable Law with respect to the Towers.

     11.2 Conveyance of Towers.  Except as otherwise provided by Section 11.1,
          --------------------
at the earlier to occur of the Tower Merger Effective Time and the Effective Time, American shall, or shall cause its Subsidiaries to, as applicable, contribute, transfer or convey to American Tower (by, as appropriate, deed warrantying only against transferor's acts or assignment of lease) the assets described in Section 6.17 of the American Disclosure Schedule, and American Tower shall assume all of American's and such Subsidiaries' obligations with respect to such assets. In the event American (or one of its Subsidiaries) does not, at the Effective

Time, own any such assets, it shall, or shall cause its Subsidiaries to, so convey such assets to American Tower promptly after the acquisition thereof by American or any such Subsidiary.

     11.3 Change of Name; Trademark Matters.  Within ten (10) days after the
          ----------------------------------
Effective Time, CBS and its Subsidiaries shall file, if necessary, certificates of amendment with the appropriate Secretary of State to amend its Organic Documents so that no subsidiary of CBS shall have a name which includes the words "American Radio". Immediately prior to the Effective Time, American will assign to American Tower or its designee all right, title and interest, including all the goodwill related thereto, in and for past infringements of the name "American Radio" and related trademarks, service marks, logos and the like, subject to the rights of American under this Section 11.3. As soon as commercially practicable, but in no event later than six (6) months from the Effective Time, CBS and its Subsidiaries shall cease all use of the name "American Radio" in all modes.


                                  ARTICLE 12

                             TRANSITIONAL SERVICES

     12.1 Reasonable Best Efforts.  From and after the Effective Time, and upon
          ------------------------
the terms and subject to the conditions set forth in this Agreement, each of CBS, American and American Tower shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to provide, in the most expeditious manner practicable, the goods and/or services described in this Article 12.

     12.2 Assistance with Reporting.
          -------------------------

     (a) During the period between the earlier to occur of the Tower Merger Effective Time and the Effective Time and 180 days after the Effective Time, American Tower agrees to make available its employees having the appropriate experience and expertise, in Boston and on a mutually convenient and timely basis, to American or any Subsidiary of American (other than Tower Subsidiaries) to provide reasonable assistance in the preparation and finalization of all information required by American or any Subsidiary of American (other than Tower Subsidiaries) to (i) be filed with any Authority or (ii) be provided to security holders pursuant to any Contract, including, but not limited to, filings with the SEC, filings with state regulatory Authorities, and filings with other Authorities where financial statements or financial information are required to be filed. During the period between the earlier to occur of the Tower Merger Effective Time and the Effective Time and 180 days after the Effective Time, American Tower agrees to use its reasonable business efforts to cause such employees to provide such reasonable assistance, in Boston and on a mutually convenient and timely basis, with any other filings with any Authorities that must be completed for any entity owned or previously held by American, including but not limited to Forms 10-Q, 10-K and 11-K under the Exchange Act and Forms 5500 under ERISA.

     (b) If the Effective Time occurs subsequent to June 30, 1998 and prior to August 14, 1998, American Tower shall use its reasonable best efforts, including without limitation the making available of American Tower employees having the appropriate experience and expertise, in Boston and on a mutually convenient and timely basis, to assist CBS in the timely preparation of American's 1998 second quarter financial statements or financial information, including without limitation a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section meeting the requirements specified in Item 303 of Regulation S-K under the Securities Act, that is required to be provided to security holders under any Contract relating to American's debt securities and preferred stock.

     (c) From and after the earlier to occur of the Tower Merger Effective Time and the Effective Time, American Tower shall provide, on a timely basis, financial statements or financial information relating to periods ending on or before the earlier to occur of the Tower Merger Effective Time or the Effective Time with respect to American Tower that American, any Subsidiary of American (other than the Tower Subsidiaries) or CBS may require in connection with the preparation, audit and filing of information required to (i) be filed with any Authority or (ii) required to be provided to security holders pursuant to any Contract, including, but not limited to, filings with the SEC, filings with state regulatory Authorities, and filings with other Authorities where financial statements or financial information are required to be filed. American Tower shall cause such employees to provide such American Tower financial statements or financial information in connection with any filing with any Authority that must be completed for any entity owned or previously held by American.

     12.3 Assistance with Financial Software Systems.  During the period between
          ------------------------------------------
the earlier to occur of the Tower Merger Effective Time and the Effective Time and 90 days after the Effective Time, American Tower shall provide reasonable assistance with and use its reasonable business efforts to make available employees of American Tower having the appropriate experience and expertise, in Boston and on a mutually convenient and timely basis, to consult with CBS and American regarding the financial software systems currently used by American (including, without limitation, such systems being known as the Accpac System).

     12.4 Assistance with Resolution of Prior Transactions.
          ------------------------------------------------

     (a) From and after the earlier to occur of the Tower Merger Effective Time and the Effective Time, American Tower shall make available senior management employees (both operations personnel and management personnel), as well as any of their subordinates necessary to render the assistance described in this
Section 12.4, in Boston and on a mutually convenient and timely basis, to consult with and to assist CBS and American in the resolution of all transactions entered into by American prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time (each, a "Prior Transaction").
Such consultation and assistance shall include, but not be limited to, the provision of any information relating to the Prior Transactions, the calculation of any post-closing adjustments necessary in connection with any Prior Transaction, the resolution of lawsuits in connection with any Prior Transaction and the compliance with any agreements entered into with the FCC in connection with any Prior Transaction.

     (b) American Tower shall make available employees of American Tower having the appropriate experience and expertise, in Boston and on a mutually convenient and timely basis, to consult with CBS in identifying and resolving any contingent liabilities of American arising prior to the Effective Time.

     (c) From and after the earlier to occur of the Tower Merger Effective Time and the Effective Time, American Tower shall cooperate with, and provide assistance to, CBS and American in consummating the transfer by American of the assets to American Tower pursuant to this Agreement.

     12.5 Certain Assets.  Promptly after the Closing, American Tower shall
          --------------
deliver to a location designated by CBS (i) all books and records of American and each of its Subsidiaries (other than the Tower Subsidiaries), including, but not limited to, minute books, stock transfer ledgers, tax records, and all financial records of American, whether in electronic or physical form, including an inventory specifically identifying, in reasonable detail, the contents of such records; (ii) all software and hardware of American and each of its Subsidiaries (other than the Tower Subsidiaries) wherever located, including without limitation those located at 116 Huntington Avenue, Boston, MA, 02116; provided, however, that, notwithstanding the foregoing, American shall use its reasonable best efforts to permit American Tower to retain such software and hardware for a reasonable period after the Closing, not to exceed 90 days, in order to replace it with comparable software and hardware and to fulfill its obligations under this Agreement; and (iii) all other assets of American, wherever located, other than any such assets listed on Schedule D attached hereto and made a part hereof or transferred by American to American Tower pursuant to the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, American Tower need not deliver any document or other information as to which American Tower has been advised by its counsel is protected by the attorney-client privilege between American Tower and such counsel. American Tower shall be entitled, at its expense, to make copies of all such books and record, software (to the extent permitted by applicable licensing agreements) and financial records and, to the extent that it elects not to so make copies, CBS will make all such books and records, software and financial records available to American Tower and its advisers, from time to time, with the right (subject, in the case of software, to applicable licensing agreements) to make copies thereof.

     12.6 Access to Third Party Work Products.  American Tower shall cooperate
          -----------------------------------
with CBS in obtaining access to American's independent auditors' working papers prepared for periods prior to the Effective Time and to all other documents, to the extent such documents are not available to be delivered by American Tower to CBS promptly after the Effective Time pursuant to Section 12.5, prepared by accountants, lawyers, tax advisors and other third parties retained by American prior to the Effective Time, including, but not limited to, management letters and representation letters, it being understood that to the extent such documents relate primarily to any Tower Subsidiary they shall be retained by American Tower's accountants, lawyers, tax advisors and other third parties retained by it and not delivered to CBS; provided, however, that notwithstanding the foregoing, American Tower need not provide access to any document or other information that it has been advised by its counsel is protected by the attorney-client privilege between American Tower and such counsel. CBS and American Tower will make all such documents available to the other and its advisers, from time to time, with the right to make copies thereof and shall cooperate with each other in obtaining access to American's and American Tower's independent auditors' working papers prepared for periods prior to the Effective Time.

     12.7 Confidentiality.  In accordance with their respective rights under
          ----------------
this Agreement, each of CBS, American and American Tower may learn confidential information about each other. Each of CBS, American and American Tower shall hold, and shall cause its controlled Affiliates, consultants and advisors to hold, any such information which it so learns in confidence.


                                  ARTICLE 13

                  REPRESENTATIONS AND WARRANTIES OF AMERICAN

     American hereby represents and warrants to American Tower and CBS as follows:

     13.1 Organization and Business; Power and Authority; Effect of Transaction.
          ---------------------------------------------------------------------

     (a) American is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     (b) American has all requisite power and authority (corporate and other) to execute, deliver and perform its obligations under this Agreement and each Collateral Document executed or required to be executed by such party pursuant hereto or thereto and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of American and its Subsidiaries, other than the Tower Subsidiaries, and no other corporate proceedings on the part of American or any of such Subsidiaries are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by American and constitutes, and each Collateral Document executed or required to be executed by American and its Subsidiaries (other than the Tower Subsidiaries) pursuant hereto when executed and delivered by American and such Subsidiaries, as applicable, will constitute, a valid and binding obligation of American and such Subsidiaries, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. American has heretofore received the requisite consent of the holders of more than a majority of (i) the outstanding shares of American Cumulative Preferred Stock to the Tower Separation in accordance with the Certificate of Designation of the American Cumulative Preferred Stock, (ii) the 9% Senior Subordinated Notes due 2006 to the Tower Separation pursuant to the Merger in accordance with the indenture pursuant to which such notes are outstanding, and (iii) the 9 3/4% Senior Subordinated Notes due 2005 to the Tower Separation pursuant to the Merger in accordance with the indenture pursuant to which such notes are outstanding.

     (c) The execution, delivery and performance by American and its Subsidiaries, as applicable, of this Agreement and any Collateral Document executed or required to be executed by such parties pursuant hereto or thereto do not, and the consummation by American of the transactions contemplated hereby and thereby, and compliance with the terms, conditions and provisions hereof or thereof by such parties will not:

          (i) (A) Except (x) as set forth in Section 4.1(c) of the American Disclosure Schedule, and (y) for the consent of the banks under its Credit Agreements, dated as of January 24, 1997, with The Bank of New York, as Collateral Agent and Administrative Agent, and the other agents named therein and lenders party thereto to the effectuation of the Tower Separation pursuant to the Tower Merger conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of American or its Subsidiaries, as applicable, or (B) conflict with, or result in a breach or violation of, or constitute a default under, or permit the termination, cancellation or acceleration of any obligation or liability in, or but for any requirement of the giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such termination, cancellation or acceleration of, any agreement, arrangement, contract, undertaking, understanding, Applicable Law or other obligation or Private Authorization of American or its Subsidiaries, as applicable, except, in the case of clause (B), for such conflicts, breaches, violations, terminations, cancellations, defaults or accelerations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American; or

          (ii) result in or permit the creation or imposition of any Lien upon any property now owned or leased by American except for such Liens that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American; or

          (iii) require any Governmental Authorization or Governmental Filing except for (A) the filing with the Commission of (I) the Information Statement and the Registration Statements and (II) such reports under
     Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (B) such other Governmental Authorizations and Governmental Filings the failure of which to be made or obtained would not be individually or in the aggregate, reasonably likely to have a Material Adverse Effect on American.

     13.2 Shares of American Tower.  The number of shares of American Tower that
          -------------------------
are on the date hereof, and will at the Effective Time be, authorized and outstanding and owned by American is and will be equal to the number of authorized and outstanding shares of American Common Stock, the number of shares of American Common Stock issuable upon the exercise of Option Securities, the number of shares of American Common Stock issuable in respect of any employee benefit plan of American, including without limitation, any 401(k) or ESOP Plan, and upon the conversion of Convertible Securities (except with respect to shares of American Common Stock subject to American Options set forth on Schedule 4.1(e) to the Merger Agreement which are held by Tower Employees who have stated that they will enter into definitive agreements to have such American Options assumed by American Tower and converted into options to acquire Tower Common Stock in accordance with Section 6.8(b) of the Merger Agreement), and such shares of American Tower include a number sufficient to enable American to satisfy its obligations with respect to the delivery of shares of American Tower to security holders of American under the Merger Agreement.


                                  ARTICLE 14

               REPRESENTATIONS AND WARRANTIES OF AMERICAN TOWER

     American Tower hereby represents and warrants to American and CBS as follows:

     14.1 Organization and Business; Power and Authority; Effect of Transaction.
          ---------------------------------------------------------------------

     (a) American Tower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     (b) American Tower has all requisite power and authority (corporate and other) to execute, deliver and perform its obligations under this Agreement and each Collateral Document executed or required to be executed by such party pursuant hereto or thereto and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of American Tower and its Subsidiaries, and no other corporate proceedings on the part of American Tower or any of its Subsidiaries are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by American Tower and constitutes, and each Collateral Document executed or required to be executed by American Tower and its Subsidiaries pursuant hereto when executed and delivered by American Tower and its Subsidiaries, as applicable, will constitute, a valid and binding obligation of American Tower and its Subsidiaries, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity.

     (c) The execution, delivery and performance by American Tower and its Subsidiaries, as applicable, of this Agreement and any Collateral Document executed or required to be executed by such parties pursuant hereto or thereto do not, and the consummation by American Tower of the transactions contemplated hereby and thereby, and compliance with the terms, conditions and provisions hereof or thereof by such parties will not:

          (i) (A) conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of American Tower or its Subsidiaries, as applicable, or (B) conflict with, or result in a breach or violation of, or constitute a default under, or permit the termination, cancellation or acceleration of any obligation or liability in, or but for any requirement of the giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such termination, cancellation or acceleration of, any agreement, arrangement, contract, undertaking, understanding, Applicable Law or other obligation or Private Authorization of American Tower or its Subsidiaries, as applicable, except, in the case of clause (B), for such conflicts, breaches, violations, terminations, cancellations, defaults or accelerations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American Tower; or

          (ii) result in or permit the creation or imposition of any Lien upon any property now owned or leased by American Tower except for such Liens that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American Tower; or

          (iii) require any Governmental Authorization or Governmental Filing except for (A) the filing with the Commission of (I) the Information Statement and the Registration Statement and (II) such reports under
     Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (B) such other Governmental Authorizations and Governmental Filings the failure of which to be made or obtained would not be individually or in the aggregate, reasonably likely to have a Material Adverse Effect on American Tower.

     14.2 Shares of American Tower.  The number of shares of American Tower that
          ------------------------
have been issued by American Tower to American is equal to the number of authorized and outstanding shares of American Common Stock, the number of shares of American Common Stock issuable upon the exercise of Option Securities, the number of shares of American Common Stock issuable in respect of any employee benefit plan of American, including without limitation, any 401(k) or ESOP Plan, and upon the conversion of Convertible Securities (except with respect to shares of American Common Stock subject to American Options set forth on Schedule 4.1(e) to the Merger Agreement which are held by Tower Employees who have stated that they will enter into definitive agreement to have such American Options assumed by American Tower and converted into options to acquire Tower Common Stock in accordance with Section 6.8(b) of the Merger Agreement), and such shares of American Tower include a number sufficient to enable American to satisfy its obligations with respect to the delivery of shares of American Tower to security holders of American under the Merger Agreement.


                                  ARTICLE 15

                                  CONDITIONS

     15.1 Conditions to Obligations of Each Party to Effect the Tower
          -----------------------------------------------------------
Separation. The respective obligations of each party to effect the Tower Separation shall be subject to the satisfaction on the Separation Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law; provided, however, that American may not waive any such condition, in whole or in part, without the express written consent of CBS (which consent shall not be unreasonably withheld, delayed or conditioned):

          (a) the parties shall have received written approval of CBS approving all of the Tower Documentation (other than this Agreement including Appendix A), including without limitation any and all ancillary documentation and any documentation relating to the mechanics of effecting the Tower Separation (it being understood that this Agreement constitutes only part of the Tower Documentation), which consent shall not be unreasonably withheld, delayed or conditioned;

          (b) if the Tower Separation shall occur pursuant to the Tower Merger, each condition to the closing of the Tower Merger set forth in
     Article 6 of the Tower Merger Agreement shall have been satisfied or waived;

          (c) if the Tower Separation shall occur pursuant to the Merger, each condition to the closing of the Merger set forth in Article 7 of the Merger Agreement shall have been satisfied or waived;

          (d) each of the Merger Registration Statement, the Option Registration Statement and the Convertible Registration Statement shall have been declared effective by the Commission under the Securities Act and shall not be the subject of any stop order or proceeding by the Commission seeking a stop order; and

          (e) no Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that remains in effect and restrains, enjoins or otherwise prohibits consummation of the Tower Separation.

     15.2 Conditions to Obligations of American Tower.  The obligation of
          -------------------------------------------
American Tower to effect the Tower Separation shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

          (a) the representations and warranties of American set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Separation Closing Date as though made on and as of the Separation Closing Date except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on American; provided, however, that for the purpose of this clause (y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified; and

          (b) American shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Separation Closing Date.

     15.3 Conditions to Obligations of American.  The obligation of American to
          -------------------------------------
effect the Tower Separation shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law; provided, however, that American may not waive any such condition, in whole or in part, without the express written consent of CBS (which consent shall not be unreasonably withheld, delayed or conditioned):

          (a) the representations and warranties of American Tower set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Separation Closing Date as though made on and as of the Separation Closing Date except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on American Tower; provided, however, that for the purpose of this clause (y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified; and

          (b) American Tower shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Separation Closing Date.

                                  ARTICLE 16

                              GENERAL PROVISIONS

     16.1 Amendment.  This Agreement may be amended from time to time by the
          ---------
parties hereto at any time prior to the Separation Closing Date but only by an instrument in writing signed by the parties hereto.

     16.2 Waiver.  At any time prior to the Separation Closing Date, except to
          ------
the extent not permitted by Applicable Law, any party may, either generally or in a particular instance and either retroactively or prospectively, extend the time for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and waive compliance by the other with any of the agreements, covenants, conditions or other provision contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     16.3 Fees, Expenses and Other Payments.  Promptly following the Effective
          ---------------------------------
Time, American Tower shall pay to American in immediately available funds (and make American whole on an after-tax basis under the principles set forth in Sections 3.4(b) and 3.5) an amount equal to the aggregate costs and expenses incurred by American in connection with any agreement, arrangement or understanding (other than this Agreement) entered into by American, American Tower Mergercorp or any Tower Subsidiary following the date of the Original Merger Agreement (i) for the benefit of any Tower Subsidiary, (ii) in contemplation of the Tower Separation or (iii) in connection with the sale, assignment, transfer or other disposition of shares of American Tower Common Stock, including without limitation such costs and expenses incurred by American to Merrill Lynch Pierce Fenner & Smith Incorporated and any such costs and expenses incurred by American to CSFB in excess of those set forth in the engagement letter between American and CSFB provided by American to Mergeparty in accordance with Section 4.14 of the Original Merger Agreement.

     16.4 Notices.  All notices and other communications which by any provision
          -------
of this Agreement are required or permitted to be given shall be given in writing and shall be (a) mailed by first-class or express mail, postage prepaid, or by recognized courier service, (b) sent by telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid, or by recognized courier service) written confirmation at substantially the same time as such rapid transmission, or (c) personally delivered to the receiving party (which if, other than an individual, shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

     (a)  If to American:

               American Radio Systems Corporation
               116 Huntington Avenue
               Boston, Massachusetts 02116
               Attention:   Eric Mettlor
               Telecopier No.:  (617) 375-7575

               with a copy to:

               CBS Corporation
               11 Stanwix Street
               Pittsburgh, Pennsylvania  15222
               Attention:  Louis J. Briskman, Esq.
               Telecopier No.:  (412) 642-5224

               and

               Cravath, Swaine & Moore
               825 Eighth Avenue
               New York, New York  10019
               Attention:  Allen Finkelson, Esq.
               Telecopier No.:  (212) 474-3700

     (b)  If to American Tower:

               American Tower Systems Corporation
               116 Huntington Avenue
               Boston, Massachusetts 02116
               Attention:   Steven B. Dodge, President and Chief Executive
               Officer
               Telecopier No.:  (617) 375-7575

               with a copy to:

               Sullivan & Worcester LLP
               One Post Office Square
               Boston, Massachusetts 02109
               Attention:  Norman A. Bikales, Esq.
               Telecopier No.:  (617) 338-2880

     (c)  If to CBS:

               CBS Corporation
               11 Stanwix Street
               Pittsburgh, Pennsylvania  15222
               Attention:  Louis J. Briskman, Esq.
               Telecopier No.:  (412) 642-5224

                with a copy to:

               Cravath, Swaine & Moore
               825 Eighth Avenue
               New York, New York  10019
               Attention:  Allen Finkelson, Esq.
               Telecopier No.:  (212) 474-3700

or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party.

     16.5 Specific Performance; Other Rights and Remedies.  Each party
          -----------------------------------------------
recognizes and agrees that in the event any other party should refuse to perform any of its obligations under this Agreement or any Collateral Document, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting each party from pursuing any other remedies available to it under Applicable Law or pursuant to the provisions of this Agreement for such breach or threatened breach, including without limitation the recovery of damages, including, to the extent awarded in any Legal Action, punitive, incidental and consequential damages (including without limitation damages for diminution in value and loss of anticipated profits) or any other measure of damages permitted by Applicable Law.

     16.6 Survival of Representations, Warranties, Covenants and Agreements. The
          -----------------------------------------------------------------
representations, warranties, covenants and agreements in this Agreement shall survive the Tower Separation.

     16.7 Severability.  If any term or provision of this Agreement shall be
          ------------
held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Tower Separation is fulfilled and consummated to the maximum extent possible.

     16.8 Counterparts.  This Agreement may be executed in several counterparts,
          ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of each such counterparts.

     16.9 Section Headings.  The headings contained in this Agreement are for
          ----------------
reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     16.10 Governing Law.  The validity, interpretation, construction and
           -------------
performance of this Agreement shall be governed by, and construed in accordance with, the Applicable Laws of the United States of America and the laws of the State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent the corporate laws of the State of Delaware are applicable. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

     16.11 Further Acts.  Each party agrees that at any time, and from time to
           ------------
time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such Collateral Documents and other assurances, as the other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

     16.12 Entire Agreement; No Other Representations or Agreements.  This
           --------------------------------------------------------
Agreement (together with the Appendices, the Merger Agreement and the other Collateral Documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof. If there is any conflict between the terms of this Agreement and the Merger Agreement, the terms of this Agreement shall control. Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each of the parties hereby acknowledges that (a) such party has not relied or will not rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the Appendices, the Merger Agreement and the other Collateral Documents) or such of the foregoing as are delivered at the Closing, (b) there are no covenants or agreements by or on behalf of either party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement, the Merger Agreement and the other Collateral Documents, and (c) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement, the Merger Agreement and the other Collateral Documents. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE MERGER AGREEMENT AND ANY COLLATERAL DOCUMENT, NEITHER AMERICAN NOR AMERICAN TOWER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     16.13 Assignment.  Neither this Agreement nor any of the rights, interests
           ----------
or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     16.14  Parties in Interest.  This Agreement shall be binding upon and inure
            -------------------
solely to the benefit of each party and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Section 16.13.

     16.15  Mutual Drafting.  This Agreement is the result of the joint efforts
            ---------------
of CBS, American and American Tower, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against either party based on any presumption of that party's involvement in the drafting thereof.

     16.16  Obligations of American, American Tower and CBS.  Whenever this
            -----------------------------------------------
Agreement requires a Subsidiary of American, American Tower or CBS to take any action, such requirement shall be deemed to include an undertaking on the part of American and CBS, and following the earlier to occur of the Tower Merger Effective Time and the Effective Time, American Tower, to cause such Subsidiary to take such action.


                           [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, American, American Tower and CBS have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   American Radio Systems Corporation


                                   By:_________________________________
                                        Name:  Joseph L. Winn
                                        Title: Chief Financial Officer and
                                               Treasurer

                                   American Tower Systems Corporation


                                   By:_________________________________
                                        Name:  Joseph L. Winn
                                        Title: Chief Financial Officer and
                                               Treasurer

                                   CBS Corporation



                                   By:_________________________________
                                        Name:
                                        Title: